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                                                                    Exhibit 10.5

                                                         July 18, 2002


Robert W. Pittman
75 Rockefeller Plaza
New York, NY  10019

Dear Bob:

         Reference is made to the Agreement, titled "Employment Agreement" between you and America Online, Inc. ("AOL") dated as of October 29, 1996 (the "Agreement"). AOL assigned and AOL Time Warner Inc. ("AOLTW") assumed all rights and obligations under the Agreement on January 11, 2001, and AOLTW thereby became the "Company" for all purposes of the Agreement, except as described below with respect to the Confidentiality Agreement attached thereto as Exhibit
A. Capitalized terms used but not defined in this letter agreement shall have the meanings given such terms in the Agreement. You and the Company wish to modify the provisions of the Agreement as follows:

         1. Effective July 18, 2002, you shall resign as the Chief Operating Officer and as a director of AOLTW, as Chief Executive Officer of AOL and as an officer or director of any other subsidiaries or affiliates of AOLTW, but you shall continue to serve as an employee of the Company through September 30, 2002 (the "Termination Date"). Prior to the Termination Date, you will actively assist the Company in the manner reasonably requested by the Chief Executive Officer to effect an orderly transition of your responsibilities. You will continue to receive your base salary and employee benefits through the Termination Date, together with any amounts for expense reimbursement that have been incurred prior to the Termination Date and not yet paid. You acknowledge that you do not currently have a target bonus and that no amount is owed to you as "Annual Bonus" for the period through the Termination Date or thereafter.

         2. Commencing on the Termination Date, you will become a consultant to the Company for a term of two years ending on September 30, 2004 (the "Consulting Term"), subject to and in accordance with the terms and conditions of the Consulting Agreement and the Confidentiality Agreement, including the provisions regarding non-competition, except as such terms are modified by this letter agreement. Notwithstanding any provisions



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Robert W. Pittman
Page 2


to the contrary in the Agreement, Consulting Agreement or the Confidentiality Agreement, you agree that you will not receive any cash consideration from the Company during the Consulting Term, and you waive any rights under the terms of the Agreement, the Consulting Agreement or the Confidentiality Agreement to receive any payments during the Consulting Term in the form of cash consideration. As consideration for the services rendered under the Consulting Agreement and the Confidentiality Agreement during the Consulting Term, you will receive the following:

         a. Consistent with the provisions of the Agreement and the Consulting Agreement, during the Consulting Term, you will continue to receive benefits under the Company's health and welfare benefit plans and other benefits (including financial planning services) that you had received as an executive of the Company, to the extent such benefits are maintained in effect by the Company for its executives, provided that you will not be eligible to receive any additional awards or grants under any stock option or other stock incentive plan, and you shall not accrue vacation time or severance benefits. If you accept full-time employment during the Consulting Term, these benefits will cease upon your commencement of such employment.

         b. Consistent with the terms of the Agreement, the Consulting Agreement and the applicable stock option agreement, all stock options granted to you by AOL on or before September 1, 1998 (including any such stock options that you previously have transferred by gift) shall remain exercisable during the Consulting Term and for a period of 90 days after the end of the Consulting Term (but not beyond their expiration date). In addition, all stock options granted to you by AOL or AOLTW after September 1, 1998 (i) shall vest effective the Termination Date to the extent such stock options have not vested already and (ii) shall remain exercisable through September 30, 2007 (but not beyond their expiration date).

         3. The Company shall, without charge to you, make available to you office facilities and services in either New York City or Dulles, Virginia, at your election, together with secretarial services for six months following the Termination Date. The Company also acknowledges and agrees that you shall have access to your personnel information and records during and after the end of the Consulting Term.






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Robert W. Pittman
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         4. The termination of your employment shall be deemed for all purposes of the Agreement to be a termination without Cause by the Company under Section 9 of the Agreement. You acknowledge and agree that you shall not be entitled to notice and severance under the Company's general employee policies, the payments provided for in the Agreement, as modified by this letter agreement, being in lieu thereof.

         5. Subsequent to the Termination Date, you shall remain entitled to the benefit of the indemnification provisions contained on the date hereof in the Certificate of Incorporation and By-laws of the Company, as well as any other indemnification rights or provisions that are applicable to executives of the Company, with respect to your service as an officer and director of the Company and its subsidiaries prior to the Termination Date.

         6. For purposes of the Confidentiality Agreement, the references in Sections 14 and 24 to "America Online" shall continue to refer to America Online and the business of America Online rather than referring to AOL Time Warner Inc. and the business of AOL Time Warner Inc., and the limitations imposed upon you during the Consulting Term by Sections 14 and 24 shall continue to apply with respect to and be limited to America Online and the business of America Online rather than applying with respect to AOL Time Warner Inc. and the business of AOL Time Warner Inc. In addition, the provisions regarding non-solicitation of employees of AOL Time Warner Inc. contained in the Confidentiality Agreement will not apply to the three individuals who currently serve as administrative or executive assistants for you.

         7. The obligations of the Company contained in this letter agreement are subject to and contingent on your execution of the Release attached hereto as Annex A, and if you do not execute and return the Release to the Company or if you revoke the Release within the time period provided for revocation, then this letter agreement shall terminate and be of no further force and effect.

         Except as amended by this letter agreement, the Agreement, the Consulting Agreement and the Confidentiality Agreement shall remain in full force and effect.



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Robert W. Pittman
Page 4


         Please confirm your agreement with and acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company.

                                             Very truly yours,

                                             AOL Time Warner Inc.

                                             By
                                               ----------------------------
                                               Richard D. Parsons

Agreed and Accepted:


----------------------------
Robert W. Pittman



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                                                                         ANNEX A


                                     RELEASE

         Pursuant to the terms of the Employment Agreement dated as of October 29, 1996, as amended by that certain letter dated the date hereof, between AOL TIME WARNER INC., a Delaware corporation (the "Company"),
75 Rockefeller Plaza, New York, New York 10019 and the undersigned (the "Agreement"), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, Robert W. Pittman, being of lawful age, do hereby release and forever discharge the Company and its officers, directors, shareholders, subsidiaries, agents, and employees, from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney's fees, expenses, or other compensation, which in any way relate to or arise out of my employment with the Company or any of its subsidiaries or the termination of such employment, which I may now or hereafter have under any federal, state or local law, regulation or order, including without limitation, under the Age Discrimination in Employment Act, as amended, through and including the date of this Release; provided, however, that the execution of this Release shall not prevent the undersigned from bringing a lawsuit against the Company to enforce its obligations under the Agreement.

         I acknowledge that I have been given at least 21 days from the day I received a copy of this Release to sign. I understand that I have the right to revoke my consent to this Release for seven days following my signing. This Release shall not become effective or enforceable until the expiration of the seven-day period following the date it is signed by me.

         I ALSO ACKNOWLEDGE THAT BY SIGNING THIS RELEASE I MAY BE GIVING UP VALUABLE LEGAL RIGHTS AND THAT I HAVE BEEN ADVISED TO CONSULT A LAWYER BEFORE SIGNING. I further state that I have read this document and the Agreement referred to herein, that I know the contents of both and that I have executed the same as my own free act.

         WITNESS my hand this ______ day of __________, 2002.




                                         ---------------------------------
                                                  Robert W. Pittman